EXHIBIT 16.1

May 23, 2005

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We  have  read Item 4.01 of Form 8-K dated May 23, 2005 of Haverty
Furniture   Companies, Inc.   and  are in   agreement  with   the
statements contained in the first, second, third, fourth, fifth and seventh paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Ernst & Young LLP.